Exhibit 99.1

      AMERIGROUP Corporation Earns Record $0.72 Per Share in First Quarter
                      on 35 Percent Increase in Net Income


    VIRGINIA BEACH, Va., April 29 /PRNewswire-FirstCall/ -- AMERIGROUP Corporation (NYSE: AGP) today announced that net income for the first quarter of 2004 increased 35 percent to $18,438,000 or $0.72 per diluted share, compared with $13,694,000, or $0.63 per diluted share for the first quarter of 2003.

    Total revenues for the first quarter of 2004 increased 8.4 percent to $424,295,000, compared with $391,250,000 for the first quarter of 2003. Membership increased 8.5 percent to 867,000 at March 31, 2004, as compared with 799,000 at March 31, 2003.


    Highlights for the first quarter include:

    * Revenues of $424,295,000, an 8.4 percent increase over the first quarter of 2003;

    * Health benefits ratio of 81.0 percent of premium revenues;

    * Selling, general and administrative expenses of 10.7 percent of total revenues;

    * Days in claims payable within the expected range at 64;

    * Unregulated cash of $212,948,000; and

    * Return on average equity of 19.4 percent.


    "Our first quarter operating results are in line with our expectations and reflect our ability to achieve predictable and sustained success despite short-term challenges," said Jeffrey L. McWaters, chairman and chief executive officer. "The Company continues to control medical and administrative costs to meet the realities faced by our state partners as we work together in solving our nation's toughest healthcare challenges by improving quality and access."


    Health Benefits

    Health benefits were 81.0 percent of premium revenues for the first quarter of 2004. "We believe that our Early Case Finding programs contribute to stable and predictable costs and lead to better health access for our members," McWaters added.


    Selling, General and Administrative Expenses

    Selling, general and administrative expenses (SG&A) were 10.7 percent of total revenues for the first quarter of 2004, showing continued efficiencies related to technology and scale.


    Balance Sheet and Cash Flow Highlights

    Cash and investments at March 31, 2004, totaled approximately $566,024,000, a portion of which is regulated by state regulatory requirements. The unregulated portion at March 31, 2004, was approximately $212,948,000. Operating cash flow totaled $79,000 for the quarter ended March 31, 2004, compared to $39,108,000 in the prior year. The year-over-year variance is primarily due to normal versus early receipt of premium as well as consistent claim liability in the first quarter compared to significant growth in the prior year due to the PHP acquisition. The number of days in claims payable at the end of the first quarter was 64, consistent with AMERIGROUP's targeted range of 60 to 65.


    Outlook
    Reiterated 2004 full-year expectations are as follows:

    * Same-store premium revenue growth of 10 to 12 percent, which includes weighted-average rate increases of approximately 3 to 5 percent;

    * Health benefits ratio less than or equal to 81.0 percent of premium revenues;

    * Selling, general and administrative expenses of 10.5 to 11.0 percent of total revenues; and

    * Fully diluted shares outstanding of approximately 26.0 million.


    AMERIGROUP senior management will discuss the Company's first quarter results on a conference call, Friday, April 30th, at 8:00 a.m. Eastern Time. The conference can be accessed by dialing 1-800-838-4403. A recording of this conference call will be available from 12:00 p.m. Eastern Time on Friday, April 30th, until 11:59 p.m. Eastern Time on Friday, May 7. To access the recording, dial 1-800-428-6051 and enter passcode 348677. A live webcast of the call also will be available through the investor relations page on the AMERIGROUP Web site at www.amerigroupcorp.com, or through CCBN at www.companyboardroom.com. A 30-day replay of this webcast will be available on these Web sites approximately two hours following the conclusion of the live broadcast.

    AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, is a multi-state managed health care company focused on serving people who receive healthcare benefits through publicly sponsored programs including Medicaid, State Children's Health Insurance Program, or SCHIP, and FamilyCare. The Company operates in Texas, New Jersey, Maryland, Illinois, Florida and the District of Columbia. For more information about AMERIGROUP Corporation, please visit the Company's Web site at www.amerigroupcorp.com.


    This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain "forward-looking" statements, including statements related to expected 2004 performance such as membership, revenues, same-store revenues, operating cash flows, health benefits expenses, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations on the effective date and successful integration of acquisitions and debt levels, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.


    Investors should also refer to our Form 10-K filed with the Securities and Exchange Commission on March 9, 2004, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.




                   AMERIGROUP CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED INCOME STATEMENTS
                (Dollars in thousands, except per share data)

                                                      Three months ended
                                                            March 31,
                                                     2004              2003
    Revenues:
      Premium                                 $    422,335      $    389,562
      Investment income                              1,960             1,688
        Total revenues                             424,295           391,250
    Expenses:
      Health benefits                              342,247           317,298
      Selling, general and administrative           45,487            44,070
      Depreciation and amortization                  5,624             5,762
      Interest                                         181               550
        Total expenses                             393,539           367,680
        Income before income taxes                  30,756            23,570
    Income tax expense                              12,318             9,876
        Net income                            $     18,438      $     13,694


      Weighted average number of common
       shares and dilutive potential
       common shares outstanding                25,629,465        21,631,779

      Diluted net income per share            $       0.72      $       0.63



    The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

                                                        Three months ended
                                                             March 31,
                                                     2004               2003
    Premium revenue                                  99.5 %             99.6 %
    Investment income                                 0.5                0.4
    Total revenues                                  100.0 %            100.0 %
    Health benefits(1)                               81.0 %             81.4 %
    Selling, general and administrative expenses     10.7 %             11.3 %
    Income before income taxes                        7.2 %              6.0 %
    Net income                                        4.3 %              3.5 %

    (1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.




    The following table sets forth the approximate number of members served in each of our service areas as of March 31, 2004 and 2003.


                                                            March 31,
                  Market                             2004              2003
    Houston                                        149,000           138,000
    Dallas                                          89,000            89,000
    Fort Worth                                     102,000            78,000
    Maryland                                       124,000           126,000
    District of Columbia                            37,000            37,000
    New Jersey                                     101,000            99,000
    Chicago                                         33,000            32,000
    Tampa                                          132,000           114,000
    Orlando                                         42,000            49,000
    Miami/Fort Lauderdale                           58,000            37,000
       Total                                       867,000           799,000




    The following table sets forth the approximate number of members in each of the products we offer as of March 31, 2004 and 2003.


                                                   March 31,
                  Product                      2004        2003
    AMERICAID (Medicaid-TANF)                589,000     519,000
    AMERIKIDS (SCHIP)                        189,000     189,000
    AMERIPLUS (Medicaid-SSI)                  74,000      67,000
    AMERIFAM  (FamilyCare)                    15,000      24,000
       Total                                 867,000     799,000



                   AMERIGROUP CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)

                                                    March 31,    December 31,
                                                      2004           2003

                              Assets
    Current assets:
      Cash and cash equivalents                    $ 388,112      $ 407,220
      Short-term investments                          29,499          8,750
      Premium receivables                             34,416         38,259
      Deferred income taxes                            8,144         10,164
      Prepaid expenses and other current assets       15,873         15,995
        Total current assets                         476,044        480,388
    Property, equipment, and software, net            40,736         42,158
    Goodwill and other intangible assets, net        143,192        144,398
    Long-term investments, including investments
     on deposit for licensure                        148,413        154,479
    Other long-term assets                             5,443          4,598
                                                   $ 813,828      $ 826,021

            Liabilities and Stockholders' Equity
    Current liabilities:
      Claims payable                               $ 240,124      $ 239,532
      Unearned revenue                                26,749         54,324
      Accounts payable                                 4,174          5,523
      Accrued expenses, capital leases
       and other current liabilities                  45,621         53,431
        Total current liabilities                    316,668        352,810
    Deferred income taxes, capital leases
     and other long-term liabilities                  10,100         11,497
        Total liabilities                            326,768        364,307
    Stockholders' equity:
      Common stock, $.01 par value                       247            244
      Additional paid-in capital                     338,599        331,751
      Retained earnings                              148,214        129,719
        Total stockholders' equity                   487,060        461,714
                                                   $ 813,828      $ 826,021



                   AMERIGROUP CORPORATION AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)

                                                       Three months ended
                                                            March 31,
                                                       2004           2003

    Cash flows from operating activities:
      Net income                                   $  18,438      $  13,694
      Adjustments to reconcile net income to
       net cash provided by operating activities:
         Depreciation and amortization                 5,624          5,762
         Loss on disposal or abandonment of
          property, equipment and software             1,112              3
         Deferred tax expense (benefit)                  931           (662)
         Amortization of deferred compensation            57             90
         Tax benefit related to option exercises       2,397             89
         Changes in assets and liabilities
          increasing (decreasing) cash flows
          from operations:
          Premium receivables                          3,843          2,455
          Prepaid expenses and other
           current assets                                122            753
          Other assets                                  (816)          (721)
          Claims payable                                 592         24,682
          Unearned revenue                           (27,575)          (783)
          Accounts payable, accrued expenses
           and other current liabilities              (4,984)        (7,092)
          Other long-term liabilities                    338            838
              Net cash provided by operating
               activities                                 79         39,108

    Cash flows from investing activities:
      Proceeds from purchase of investments, net     (14,572)       (50,172)
      Purchase of investments on deposit for
        licensure, net                                  (111)          (671)
      Purchase of property, equipment and software    (3,999)        (3,307)
      Purchase of contract rights and
       related assets                                     48              -
      Cash acquired through Florida acquisition            -         27,483
              Net cash used in investing activities  (18,634)       (26,667)

    Cash flows from financing activities:
      Payment of capital lease obligations            (1,131)          (852)
      Repayments of credit facility                        -         (2,000)
      Other financing activities, net                    578            918
              Net cash used in financing
               activities                               (553)        (1,934)
    Net increase (decrease) in cash and cash
     equivalents                                     (19,108)        10,507
    Cash and cash equivalents at beginning
     of period                                       407,220        207,996
    Cash and cash equivalents at end of period     $ 388,112      $ 218,503


    CONTACT: Julie Loftus Trudell, Vice President, Investor Relations of AMERIGROUP Corporation, +1-757-321-3535.



SOURCE  AMERIGROUP Corporation
    -0-                             04/29/2004
    /CONTACT: Julie Loftus Trudell, Vice President, Investor Relations of AMERIGROUP Corporation, +1-757-321-3535/
    /Web site:  http://www.amerigroupcorp.com/
    (AGP)

CO:  AMERIGROUP Corporation
ST:  Virginia
IN:  HEA INS
SU:  ERN ERP CCA